Exhibit 99.1

FPA Nominated for 2026 US Morningstar Awards for Investing Excellence, Exemplary Stewardship Award

LOS ANGELES, March 27, 2026 — FPA, an independent investment management firm with over a 70-year history of investing, is honored to have been nominated for the 2026 US Morningstar Awards for Investing Excellence, Exemplary Stewardship Award.1 According to Morningstar, the nomination recognizes FPA’s “unwavering focus on serving the best interests of investors.”

“We are grateful that Morningstar has recognized FPA’s longstanding commitment to putting investors first,” said Steven Romick, Managing Partner at FPA and founding portfolio manager of the FPA Crescent Fund. “Stewardship has been at the core of our culture since FPA’s founding. We invest alongside our clients2, believe we are one of the few firms that still focus on capacity management so that we can seek to continue to deliver attractive results and care just as much about ‘investor returns3, as we do about time-weighted returns.”

Morningstar presents the Exemplary Stewardship Award to an asset manager that has shown an unwavering focus on serving the best interests of investors. FPA is nominated alongside industry peers PIMCO and Vanguard. To qualify for the award, the firm must have received a Parent Pillar rating of High or Above Average. The Parent Pillar rating measures the quality of the firm’s care of investors’ capital. The firm must demonstrate an investor-focused corporate culture and an alignment of interests between investors and the people who control the investment strategies’ destiny.

Ryan Leggio, Partner at FPA and Chief Client Officer observed, “Our partner Abhi Patwardhan recently said it best in his FPA New Income 40th Anniversary letter4 to investors: “Your Fund is one of the only fixed income funds to ever close to new investors5, because our goal is to be in the returns hall of fame, not the assets under management hall of fame” (emphasis added). Good stewardship should be table stakes for all investors because good firms are more likely to manage funds that outperform over the long term, according to Morningstar research6.”

FPA is 100% employee-owned and guided by a simple aim: to provide investors with superior risk-adjusted returns via capital preservation—by thinking differently, acting deliberately, and putting our investors first.

The firm manages a lineup of strategies across equity, multi-asset, and fixed income categories, offered primarily through mutual funds, ETFs, SMAs, CITs, and a publicly traded closed-end fund. These include: FPA Crescent Fund (FPACX); FPA New Income Fund (FPNIX); FPA Flexible Fixed Income Fund (FPFIX); FPA Queens Road Small Cap Value Fund (QRSIX); FPA Queens Road Value Fund (QRVLX); FPA Global Equity ETF (FPAG); FPA Short Duration Government ETF (FPAS) and Source Capital (NYSE: SOR). FPA’s two largest funds, FPA Crescent and FPA New Income, have been soft closed historically, and FPA New Income and FPA Flexible Fixed Income are currently not accepting new institutional separate account relationships due to capacity considerations.7

About FPA

First Pacific Advisors, LP (“FPA”) is an institutional money management firm practicing a disciplined approach to value investing, prudently seeking superior long-term returns while maintaining a focus on capital preservation. As of February 28, 2025, FPA manages $33 billion across multiple strategies.

You should consider a Fund’s investment objectives, risks, and charges and expenses carefully before you invest. The prospectus and summary prospectus detail these and other matters of interest to a prospective investor. The prospectus is available at https://fpa.com/resources/, by email at crm@fpa.com, or toll-free by calling 1-800-982-4372. Please read the prospectus carefully before investing. Investments, including investments in mutual funds, carry risks and investors may lose principal value. The information included herein is intended for informational purposes only and should not be considered a recommendation or solicitation to purchase securities. Past performance is no guarantee of future results.

1 https://www.morningstar.com/funds/nominees-morningstars-2026-awards-investing-excellence

2 https://fpa.com/wp-content/uploads/FPA_Fund_Ownership.pdf

3 Also known as dollar-weighted returns

4 https://fpa.com/fpa-new-income-fund-40-year-anniversary-reflection/

5 https://www.businesswire.com/news/home/20200713005370/en/FPA-New-Income-to-Close-to-New-Investors

6 https://www.morningstar.com/funds/long-term-fund-success-begins-with-parent-firm

7 https://fpa.com/fpa-new-income-fund-4q25-commentary/

Methodology for the US Morningstar Awards for Investing Excellence:

The Morningstar Awards for Investing Excellence recognize portfolio managers and asset management firms that demonstrate excellent investment skill, the courage to differ from the consensus to benefit investors, and a commitment to aligning their interests with those of their investors. Morningstar’s manager research analysts conduct in-depth qualitative analyses to select nominees and, subsequently, vote to determine the award winner. Morningstar presents the Exemplary Stewardship Award to an asset manager that has shown an unwavering focus on serving the best interests of investors. To qualify for the award, the firm must have received a Parent Pillar rating of High or Above Average. The Parent Pillar rating measures the quality of the firm’s care of investors’ capital. The firm must demonstrate an investor-focused corporate culture and an alignment of interests between investors and the people who control the destiny of the investment strategies.

The FPA open-end mutual funds and ETFs are distributed by Distribution Services, LLC. 190 Middle Street, Suite 301, Portland, ME 04101. Distribution Services, LLC and FPA are not affiliated.

Contacts

Investors: 800-982-4372, crm@fpa.com, https://fpa.com

Media: Steve Schaefer, Hewes Communications, Inc., 212-207-9456, steve@hewescomm.com